SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date  of  report (Date of earliest event reported)      June  29, 1999

           __________________________________________


                            XCL LTD.
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or other Jurisdiction of Incorporation)


     1-10669                                   51-0305643
(Commission File Number)             (I.R.S. Employer Identification Number)


                 110 Rue Jean Lafitte, 2nd Floor
                   Lafayette, Louisiana 70508
            (Address of Principal Executive Offices)


                          318-237-0325
      (Registrant's Telephone Number, Including Area Code)



Item 5.     Other Events.

     On June 29, 1999, XCL Ltd. ("XCL") issued a press release announcing that it received a petition filed with the United States Bankruptcy Court in Opelousas, La. by Apache China LDC, a wholly owned subsidiary of Apache Corporation. Apache asks the court to place XCL's wholly owned subsidiary, XCL-China Ltd., under bankruptcy protection, claiming XCL-China has not paid a $10 million debt related to the companies' joint venture in the People's Republic of China.

     Through their wholly owned subsidiaries, XCL and Apache each own a 50 percent interest in the 49 percent Foreign Contractor's share of the Zhao Dong Block, east of Beijing in the Bohai Bay.
China National Oil and Gas Exploration and Development
Corporation owns the remaining 51 percent share.

      "Apache's petition is baseless, and we will immediately contest the filing," said Marsden W. Miller, XCL chairman and chief executive officer. "The petition is ludicrous and wasteful. The money in question is money that XCL doesn't owe Apache to begin with. We're disappointed in Apache's actions but, unfortunately, not surprised. This is just another example of Apache's bullying tactics, foot-dragging and private agenda that have kept XCL's discoveries in the Zhao Dong Block from being developed in a timely manner. We would be producing oil now if Apache had spent half as much effort acting as a prudent operator as it is now in taking these actions."

     On June 28, 1999, XCL announced that it was seeking the removal of Apache China LDC as operator of the project. Grounds for Apache's removal include delays in developing the C/D Field on the Zhao Dong Block, failure to properly manage project costs and delays in exploration drilling.

     In a separate action, XCL has initiated a $17 million arbitration proceeding against Apache for unauthorized and wasteful spending. XCL is also seeking a refund of $7.2 million for amounts previously overpaid to Apache.

     "We are proceeding with our plans to remove Apache as operator and recoup our share of its excessive and unauthorized spending," said Miller. "This latest move by Apache reinforces that we are doing the right thing for our shareholders, bondholders and Chinese partners."

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     June 30, 1999                   /s/ Lisha C. Falk
_________________________        By:_______________________________
             Date                Name:     Lisha C. Falk
                                 Title:     Corporate Secretary